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EXHIBIT 23

ACCOUNTANTS' CONSENT

The Board of Directors
Response Oncology, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-45616) on Form S-8, the Registration Statement (NO. 33-21333) on Form S-8 and the Registration Statement (No. 333-14371) on Form S-8 of Response Oncology, Inc. of our report dated March 23, 1999, relating to the consolidated balance sheets of Response Oncology, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998, annual report on Form 10-K of Response Oncology, Inc.



                                                                        KPMG LLP

Memphis, Tennessee
March 23, 1999